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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         ADVANCED LOGIC RESEARCH, INC.,

                               GATEWAY 2000, INC.

                                       AND

                          DEUCE ACQUISITION CORPORATION


                            Dated as of June 19, 1997


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
                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I  THE MERGER; CLOSING; EFFECTIVE TIME....................................................................2
         SECTION 1.1           The Merger.........................................................................2
         SECTION 1.2           Closing............................................................................2
         SECTION 1.3           Effective Time.....................................................................2
         SECTION 1.4           Subsequent Actions.................................................................3
         SECTION 1.5           Certificate of Incorporation.......................................................3
         SECTION 1.6           The By-Laws........................................................................3
         SECTION 1.7           Officers and Directors.............................................................3

ARTICLE II  CONVERSION AND CANCELLATION OF SHARES
            IN THE MERGER.........................................................................................3
         SECTION 2.1           Conversion or Cancellation of Shares...............................................3
         SECTION 2.2           Payment for Shares in the Merger...................................................4
         SECTION 2.3           Company Stock Options and Related Matters..........................................5
         SECTION 2.4           Transfer of Shares After the Effective Time........................................7
         SECTION 2.5           No Further Rights in Company Common Stock..........................................7
         SECTION 2.6           No Liability.......................................................................7
         SECTION 2.7           Withholding Rights.................................................................7
         SECTION 2.8           Lost Certificates..................................................................7
         SECTION 2.9           Dissenting Shares..................................................................8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................8
         SECTION 3.1           Organization and Qualification.....................................................8
         SECTION 3.2           Certificate of Incorporation and By-Laws...........................................9
         SECTION 3.3           Subsidiaries.......................................................................9
         SECTION 3.4           Capitalization....................................................................10
         SECTION 3.5           Authority Relative to this Agreement..............................................11
         SECTION 3.6           No Conflict; Required Filings and Consents........................................11
         SECTION 3.7           SEC Filings; Financial Statements.................................................12
         SECTION 3.8           Absence of Certain Changes or Events..............................................13
         SECTION 3.9           Intellectual Property.............................................................14
         SECTION 3.10          Material Contracts................................................................17
         SECTION 3.11          Environmental Matters.............................................................18
         SECTION 3.12          Employee Benefits.................................................................18
         SECTION 3.13          Opinion of Financial Advisor......................................................21
         SECTION 3.14          Brokers...........................................................................21
         SECTION 3.15          Litigation........................................................................21

         SECTION 3.16          Labor Relations...................................................................21
         SECTION 3.17          Application of California Statute.................................................22
         SECTION 3.18          Tax Returns and Audits............................................................22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
         MERGER SUB..............................................................................................22
         SECTION 4.1           Organization and Qualification; Subsidiaries......................................22
         SECTION 4.2           Certificate of Incorporation and By-Laws..........................................23
         SECTION 4.3           Authority Relative to this Agreement..............................................23
         SECTION 4.4           No Conflict; Required Filings and Consents........................................24
         SECTION 4.5           Brokers...........................................................................24
         SECTION 4.6           Financing.........................................................................24

ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER................................................................25
         SECTION 5.1           Conduct of Business by the Company Pending the Merger.............................25

ARTICLE VI  ADDITIONAL AGREEMENTS................................................................................27
         SECTION 6.1           Meeting of the Stockholders.......................................................27
         SECTION 6.2           Access to Information; Confidentiality............................................28
         SECTION 6.3           No Solicitation of Transactions...................................................29
         SECTION 6.4           Indemnification...................................................................30
         SECTION 6.5           Obligations of Merger Sub.  ......................................................32
         SECTION 6.6           Further Action; Consents; Filings.................................................33
         SECTION 6.7           Public Announcements..............................................................34
         SECTION 6.8           Company SEC Reports...............................................................34
         SECTION 6.9           Notification of Certain Matters...................................................34
         SECTION 6.10          Accountants.......................................................................35
         SECTION 6.11          Directors.........................................................................35
         SECTION 6.12          Employees.........................................................................36

ARTICLE VII  CONDITIONS TO THE MERGER............................................................................36
         SECTION 7.1           Conditions to the Obligations of Each Party.......................................36
         SECTION 7.2           Conditions to the Obligations of Purchaser and Merger Sub.........................37

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER..................................................................38
         SECTION 8.1           Termination.......................................................................38
         SECTION 8.2           Effect of Termination.............................................................39
         SECTION 8.3           Amendment.........................................................................39
         SECTION 8.4           Waiver............................................................................39
         SECTION 8.5           Expenses..........................................................................39

                                       ii

ARTICLE IX  THE OFFER............................................................................................41
         SECTION 9.1           Tender Offer......................................................................41

ARTICLE X  GENERAL PROVISIONS....................................................................................42
         SECTION 10.1          Nonsurvival of Representations, Warranties and Agreements.........................42
         SECTION 10.2          Notices...........................................................................42
         SECTION 10.3          Certain Definitions...............................................................43
         SECTION 10.4          Severability......................................................................44
         SECTION 10.5          Assignment; Binding Effect; Benefit...............................................44
         SECTION 10.6          Specific Performance..............................................................45
         SECTION 10.7          Governing Law.....................................................................45
         SECTION 10.8          Headings..........................................................................45
         SECTION 10.9          Counterparts......................................................................45
         SECTION 10.10         Waiver of Jury Trial..............................................................45
         SECTION 10.11         Entire Agreement; Modification....................................................46
         SECTION 10.12         Mutual Drafting...................................................................46
         SECTION 10.13         No Waivers........................................................................46

                                                       iii

                                             GLOSSARY OF DEFINED TERMS

Defined Term                                                                          Position of Definition
------------                                                                          ----------------------
Accountant's Letter                                                                        Section 6.10
affiliate                                                                                  Section 10.3(a)
Agreement                                                                                  Preamble
beneficial owner                                                                           Section 10.3(b)
Blue Sky Laws                                                                              Section 3.6(b)
Break-up Fee                                                                               Section 8.5(b)
business day                                                                               Section 10.3(c)
Certificate of Merger                                                                      Section 1.3
Certificate of Ownership                                                                   Section 1.3
Certificates                                                                               Section 2.2(b)
Claim                                                                                      Section 6.4(b)
Closing                                                                                    Section 1.2
Code                                                                                       Section 2.3(a)
Company                                                                                    Preamble
Company Benefit Plans                                                                      Section 5.1(g)
Company Common Stock                                                                       Recitals
Company Disclosure Schedule                                                                Article III Preamble
Company Intellectual Property Rights                                                       Section 3.9(a)
Company Material Adverse Effect                                                            Section 3.1
Company Option                                                                             Section 2.3(a)
Company SEC Reports                                                                        Section 3.7(a)
Company Stock Option Plans                                                                 Section 2.3(a)
Competing Transaction                                                                      Section 6.3(a)
Confidentiality Agreement                                                                  Section 6.2(b)
Constituent Corporations                                                                   Preamble
control                                                                                    Section 10.3(d)
controlled by                                                                              Section 10.3(d)
Copyrights                                                                                 Section   3.9(f)(i)
DGCL                                                                                       Section 1.1
Dissenting Shares                                                                          Section 2.9(a)
Effective Time                                                                             Section 1.3
Environmental Laws                                                                         Section 3.11(a)
Encumbrances                                                                               Section 3.3
Environmental Permits                                                                      Section 3.11(b)
ERISA                                                                                      Section 3.12(b)
ERISA Affiliates                                                                           Section 3.12(c)
Exchange Act                                                                               Section 3.6(b)


Defined Term                                                                    Position of Definition
------------                                                                    ----------------------
Exchange Agent                                                                    Section 2.2(a)
Exchange Fund                                                                     Section 2.2(a)
Exchange Ratio                                                                    Section 2.3(a)
Expenses                                                                          Section 8.5(a)
Governmental Authority                                                            Section 3.6(b)
Hazardous Substances                                                              Section 3.11(a)
HSR Act                                                                           Section 3.6(b)
Indemnified Parties                                                               Section 6.4(b)
Independent Directors                                                             Section 6.11(a)
Initial Break-up Fee                                                              Section 8.5(b)
knowledge                                                                         Section 10.3(e)
known                                                                             Section 10.3(e)
Law                                                                               Section 3.6(a)
Marks                                                                             Section 3.9(e)(i)
Meeting                                                                           Section 6.1(a)
Merger                                                                            Section 1.1
Merger Consideration                                                              Section 2.1(a)
Merger Sub                                                                        Preamble
NASDAQ/NMS                                                                        Section 3.6(b)
NYSE                                                                              Section 2.3(a)
Offer                                                                             Recitals
Offer Documents                                                                   Section 9.1(b)
Order                                                                             Section 6.6(b)
Patents                                                                           Section 3.9(d)(i)
person                                                                            Section 10.3(f)
Plans                                                                             Section 3.12(b)
Proxy Statement                                                                   Section 6.1(c)
Purchaser Common Stock                                                            Section 2.3(a)
Purchaser Companies                                                               Section 2.1(a)
Purchaser Material Adverse Effect                                                 Section 4.1
Purchaser                                                                         Preamble
Representatives                                                                   Section 6.2(a)
Schedule 14D-9                                                                    Section 9.1(b)
SEC                                                                               Section 3.7(a)
SEC Reports                                                                       Section 3.7(a)
Securities Act                                                                    Section 3.6(b)
Shares                                                                            Section 2.1(a)
Stockholders                                                                      Recitals
Stockholder Agreements                                                            Recitals
Subsidiary                                                                        Section 3.3

Defined Term                                                                        Position of Definition
------------                                                                        ----------------------
Superior Proposal                                                                          Section 6.1(b)
Surviving Corporation                                                                      Section 1.1
Terminating Company Breach                                                                 Section 8.1(d)
Terminating Purchaser Breach                                                               Section 8.1(e)
Third Party Provisions                                                                     Section 10.5
Trade Secrets                                                                              Section 3.9(g)(ii)
Transactions                                                                               Recitals


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of June 19, 1997, among Advanced Logic Research, Inc., a Delaware corporation (the "Company"), Gateway 2000, Inc., a Delaware corporation ("Purchaser"), and Deuce Acquisition Corporation, a Delaware corporation ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

         WHEREAS, the Company desires to merge with Merger Sub and Merger Sub desires to merge with the Company, all upon the terms and subject to the conditions of this Agreement;

         WHEREAS, the Board of Directors of the Company (a) has determined that the Merger (as such term is hereinafter defined) is in the best interests of the Company and its stockholders and approved and adopted this Agreement and the transactions contemplated hereby, including without limitation, the Merger (the "Transactions"), and (b) has recommended approval and adoption of this Agreement, and the transactions contemplated hereby by the stockholders of the Company;

         WHEREAS, the Board of Directors of Purchaser has determined that the Merger is in the best interests of Purchaser and its stockholders and has approved and adopted this Agreement and the Transactions;

         WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, in furtherance of the Merger it is proposed that Merger Sub commence a tender offer for all of the outstanding shares of the Company's common stock, par value $.01 (the "Company Common Stock"), at a price of $15.50 per share (the "Offer") which price is not less than the fair market value per share; and

         WHEREAS, as a condition and inducement to Purchaser's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser and Merger Sub are entering into one or more stockholder agreements with the individuals and entities (the "Stockholders") listed on Schedule I hereto (collectively, the "Stockholder Agreements"), pursuant to which, among other things, each Stockholder has agreed to vote the Shares (as such term is hereinafter defined) then owned by such Stockholder in favor of the Merger, to grant Purchaser an irrevocable proxy to vote such Shares, to tender all Shares then owned by such Stockholder to Purchaser or Merger

Sub, as applicable, in accordance with the Offer and to grant an option to purchase such Shares to Purchaser.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

         SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), at the election of Purchaser, either Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease or the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), shall continue to be governed by the laws of the State of Delaware, the separate corporate existence of the Surviving Corporation with all its rights, privileges, powers, immunities and franchises shall continue unaffected by the Merger and all debts, liabilities, obligations, resolutions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations restrictions and duties of the Surviving Corporation. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the "DGCL").

         SECTION 1.2 Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Los Angeles, California 90067 as promptly as practicable and in no event later than the third business day following the satisfaction or waiver of the conditions set forth in Article VII hereof in accordance with this Agreement, at such time as the Company and Purchaser may agree, or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

         SECTION 1.3 Effective Time. Immediately following the Closing, the Company and Purchaser shall cause a Certificate of Merger (the "Certificate of Merger") or Purchaser shall cause a Certificate of Ownership and Merger (the "Certificate of Ownership") to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at such time as the Certificate of Merger or the Certificate of Ownership has been duly filed with the Secretary of State of the State of Delaware, and such time, or such later time as may, with the consent of the Independent Directors (as defined below), be specified in the Certificate of Merger or the Certificate of Ownership, is hereinafter referred to as the "Effective Time."

         SECTION 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 1.5 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, provided that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

             "FIRST: The name of the Corporation is Advanced Logic Research,
Inc."

         SECTION 1.6 The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

         SECTION 1.7 Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE II

               CONVERSION AND CANCELLATION OF SHARES IN THE MERGER

         SECTION 2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any of the following securities:

             (a) each share of Company Common Stock (all issued and outstanding shares of Company Common Stock hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time, other than (i) Shares owned by Purchaser, Merger Sub or any other direct or indirect wholly-owned subsidiary of Purchaser (collectively, the "Purchaser Companies"), or by the Company or any direct or indirect wholly owned subsidiary of the Company, and
(ii) Dissenting Shares (as hereinafter defined), shall be converted into the right to receive, in cash, without interest thereon, the higher of (x) $15.50 or
(y) such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"); provided, nothing herein shall be deemed an agreement by Purchaser to increase the Merger Consideration. All such Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.2;

             (b) each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury immediately prior to the Effective Time, shall cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist; and

             (c) each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

         SECTION 2.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

             (a) At the Effective Time, Purchaser or Merger Sub, as applicable, shall deposit in trust, or enter such other agreement or arrangement as may be reasonably satisfactory to the Company, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), cash in an aggregate amount equal to the product of (i) the number of Shares issued and outstanding at the Effective Time (other than Shares owned by the Purchaser Companies, the Company or any direct or indirect wholly-owned subsidiary of the Company) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section
2.1 of this Agreement out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement or as otherwise agreed to by Purchaser and Merger Sub.

             (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each holder (other than the Purchaser Companies, the Company or any direct or indirect wholly-owned subsidiary of the Company), as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (collectively, the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payments therefor. Upon surrender to the Exchange Agent of a Certificate representing Shares that have been converted into, or representing, in accordance with the terms of this Agreement, the right to receive the Merger Consideration, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Shares owned by the Purchaser Companies, Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company or Dissenting Shares) shall solely represent, for all purposes, the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

             (c) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Purchaser, upon demand, and any holders of Company Common Stock who have not theretofore complied with Section 2.2 shall thereafter look only to Purchaser for the payment of their claim for the Merger Consideration for Shares, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Purchaser free and clear of any claims or interest of any person previously entitled thereto. The Exchange Agent shall retain the right to invest and reinvest the Exchange Fund on behalf of the Purchaser in securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and Purchaser shall receive the interest earned thereon.

         SECTION 2.3 Company Stock Options and Related Matters.

             (a) At the Effective Time, each option to purchase shares of Company Common Stock (each a "Company Option") issued pursuant to the Company's Flexible Stock Incentive Plan, Director's Nonqualified Stock Option Plan and 1996 Stock Option/Stock Issuance Plan

(collectively, the "Company Stock Option Plans") or granted by the Company to any person outside of any Company Stock Option Plan that is outstanding and unexercised immediately prior to the Effective Time shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option Plans and the underlying option agreements (as modified by this Section 2.3), that number of shares of common stock $.01 par value, of the Purchaser (the "Purchaser Common Stock") determined by multiplying the number of shares of Company Common Stock subject to such option by the Exchange Ratio (rounded up to the nearest whole share) at a price per share of Purchaser Common Stock equal to the exercise price per share of Company Common Stock under such Company Option divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that in the case of any option to which Section 421 of the United States Internal Revenue Code 1986, as amended (the "Code"), applies by reason of its qualification under section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The term "Exchange Ratio" means that amount equal to the Merger Consideration divided by the average of the closing prices of Purchaser Common Stock on the New York Stock Exchange, Inc. ("NYSE") for the twenty consecutive trading days immediately preceding the date of the Effective Time.

             (b) As soon as practicable after the Effective Time, Purchaser shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the applicable Company Stock Option Plan and the agreements pursuant to which such Company Options were issued and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions as specified with respect to such Company Options as of the Effective Time in the applicable Company Stock Option Plan governing such Company Option (subject to the adjustments and amendments required by this Section 2.3, and after giving effect to the Merger and the conversion set forth above). It is the intention of the parties that, subject to applicable law, each Company Option that qualified as an incentive stock option under section 422 of the Code prior to the Effective Time shall continue to qualify as an incentive stock option of Purchaser after the Effective Time. The Company agrees that it shall take all necessary action to effectuate the provisions of this Section 2.3 and, except to the extent set forth in Section 2.3(b) to the Company Disclosure Schedule (as hereinafter defined) with respect to options currently outstanding under the Directors' Non-Qualified Stock Option Plan, to preclude the acceleration of any vesting or other provisions of any Company Option, including pursuant to a Company Stock Option Plan or any agreement evidencing the grant of a Company Option, as a result of the Transactions. Immediately following the Effective Time, each employee stock option, stock bonus, stock award or similar plan of the Company or any of its Subsidiaries will be terminated and, except as otherwise specifically permitted herein, no further stock awards, stock options or stock appreciation or similar rights will be granted thereunder subsequent to the date hereof.

             (c) Purchaser shall take all corporate action necessary to reserve for issuance and have available for delivery a sufficient number of shares of Purchaser Common Stock to be delivered upon exercise, vesting or payment, as applicable, of the Company Options converted in accordance with this
Section 2.3. As soon as practicable after the Effective Time, Purchaser shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the delivery of such shares of Purchaser Common Stock, to the extent such registration statement is required under applicable law so as to permit public resale of such shares, and Purchaser shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as hereinafter defined), the Board of Directors (or a committee thereof) of Purchaser shall approve the Company Options held by such individuals and assumed pursuant to this Section
2.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange
Act.

         SECTION 2.4 Transfer of Shares After the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed and no transfers of Shares shall be made on such stock transfer books of the Surviving Corporation at or after the Effective Time.

         SECTION 2.5 No Further Rights in Company Common Stock. All Merger Consideration paid upon the acceptance of tendered and not withdrawn Shares in accordance with the terms of the Offer shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

         SECTION 2.6 No Liability. Neither Purchaser nor the Surviving Corporation shall be liable to any holder of Shares of Company Common Stock for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

         SECTION 2.7 Withholding Rights. Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to a person in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

         SECTION 2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay the Merger Consideration in accordance with the terms of the Offer to the registered owner of such Shares.

         SECTION 2.9 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2 hereof, of the certificate or certificates that formerly evidenced such Shares.

             (b) The Company shall give Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule delivered by the Company to Purchaser and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), as referenced below, the Company hereby represents and warrants to Purchaser and Merger Sub that:

         SECTION 3.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent the Company from performing its material obligations under the Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent the Company from performing its material obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any circumstance, change in or effect on the Company or any of its Subsidiaries (as defined below) that is materially adverse to the business, operations, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except for cancelations or delays in (affecting not more than 10%, in the aggregate, of) the Company's reseller channel sales that the Company bears the burden of demonstrating are directly and primarily attributable to the announcement of the execution of this Agreement.

         SECTION 3.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Purchaser a complete and correct copy of the Certificate of Incorporation and the By-Laws of the Company. The Certificate of Incorporation and By-Laws of the Company are in full force and effect. As of the date of this Agreement, the Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         SECTION 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule contains a complete and accurate list of all corporations, partnerships, joint ventures or other legal entities of which the Company owns, directly or indirectly, any voting stock or other equity or beneficial interest, together with the jurisdiction of organization of such entity and the percentage of each entity's outstanding capital stock or other equity or beneficial interests owned directly or indirectly by the Company. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent the Company from performing its material obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent the Company from performing its material obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. All of the outstanding capital stock of each Subsidiary have been validly issued, and are fully paid and nonassessable. All of the capital stock of each of such Subsidiaries are owned, directly or indirectly, by the Company free and clear of all Encumbrances. For purposes of this Agreement, the term (i) "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with another subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and (ii) "Encumbrances" shall mean any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, stockholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent and seek appraisal, receipt of income or other exercise of any attribute of ownership.

         SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of (a) 25,000,000 Shares (b) and 2,500,000 shares of preferred stock, $.01 par value. As of the date hereof (i) 12,552,951 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Company or any of its Subsidiaries (as defined below), (iv) 1,232,929 Shares are reserved for future issuance pursuant to outstanding Company Options and (v) no shares of Preferred Stock are issued and outstanding. Except as provided in, or contemplated by, this Agreement and except for Company Options granted pursuant to the Company Stock Option Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity or beneficial interests in, the Company or any of its Subsidiaries. No Company Options shall be accelerated or in any other way altered or changed, whether in connection with the acceleration of any vesting period or otherwise, by the execution, delivery or performance of this Agreement by the Company or the consummation of any of the Transactions except pursuant to and in accordance with Section 2.3 hereof. All Shares subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares. Other than the Stockholder Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, relating to voting, registration or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company.

         SECTION 3.5 Authority Relative to this Agreement.

             (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

             (b) The Board of Directors of the Company has, on June 19, 1997, unanimously (i) approved and adopted this Agreement and the Transactions,
(ii) determined that this Agreement and the Transactions, including each of the Offer and the Merger, are in the best interests of the Company and its stockholders and that the terms of this Agreement are fair to the Company and its stockholders and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement. The Company has been advised by each of its directors and officers that they intend to tender all Shares beneficially owned by them pursuant to the Offer.

             (c) The Board of Directors of the Company has approved Purchaser as an "interested stockholder" within the meaning of Section 203 of the DGCL with respect to the Merger, any acquisition of Shares pursuant to the Offer or any of the other Transactions.

         SECTION 3.6 No Conflict; Required Filings and Consents.

             (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection 3.6(b) have been obtained and all filings and obligations described in subsection 3.6(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, interpretation, permit, injunction, writ, judgment, decree or order ("Law") applicable to the Company or any Subsidiary or by which any asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or Encumbrance on any asset of the Company or any Subsidiary pursuant to, any contract or other instrument or obligation to which the Company or any Subsidiary is a party or by which any asset of the Company or any Subsidiary is bound or affected, except with respect to the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

             (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws"), National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NMS") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), any pre-merger notification filing with the German Federal Cartel Office and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger or otherwise prevent the Company from performing its obligations under this Agreement or consummating any of the Transactions, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.7 SEC Filings; Financial Statements.

             (a) Since January 1, 1994, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") through the date of this Agreement (collectively, the "Company SEC Reports") including, without limitation, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Reports on Form 8-K, (v) all other reports or registration statements and (vi) all amendments and supplements to all such reports and registration statements (collectively, the "SEC Reports"). The Company SEC Reports (A) were prepared in all material respects in accordance with the requirements Securities Act and the Exchange Act applicable to such Company SEC Reports and (B) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (b) Since September 30, 1996, there has not been any Company Material Adverse Effect.

             (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports has been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise indicated in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

             (d) Except as and to the extent set forth on, or reserved against on, the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 1997, including the notes thereto, or incurred since March 31, 1997 in the ordinary course of business consistent with past practice, none of the Company or any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent, fixed, liquidated, unliquidated or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company, or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles, which are, individually or in the aggregate, material to the business, operations, properties, financial condition, results of operations of the Company and its Subsidiaries, taken as a whole.

             (e) Except as disclosed in the Company SEC Reports, none of the Company or any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses) and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Exchange Act.

         SECTION 3.8 Absence of Certain Changes or Events. Since September 30, 1996 except as contemplated by this Agreement or as disclosed in any Company SEC Report filed since September 30, 1996, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change by the Company in its accounting methods, principles or practices, (b) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (c) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of its securities, (e) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary except as set forth in Section
3.8 of the Company Disclosure Schedule, (f) any entry by the Company or any Subsidiary into any employment, consulting, termination or indemnification agreement with any officer or key employee of the Company or any Subsidiary or entry into any such agreement with any other person outside the ordinary course of business except as set forth in Section 3.8 of the Company Disclosure Schedule, or (g) any agreement by the Company or any Subsidiary to take any of the actions described in this Section 3.8 except as expressly contemplated by this Agreement. Between September 30, 1996, and the execution and delivery of this Agreement, neither the Company nor any Subsidiary has taken, or agreed to take, any action that would constitute a breach of Section 5.1 if taken after the date of this Agreement.

         SECTION 3.9 Intellectual Property.

             (a) "Company Intellectual Property Rights" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, copyrights, servicemarks, trade secrets, computer software programs or applications (in both source code and object code form), maskworks, net lists, schematics, technology, ideas, algorithms, processes, know-how, inventions and applications for patents, trademarks, copyrights and servicemarks and all other tangible and intangible proprietary rights and information owned by or licensed to the Company or any Subsidiary or which the Company or any Subsidiary otherwise possesses legally enforceable rights to use.

             (b) Section 3.9(b) of the Company Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Company or any of its Subsidiaries, of all contracts, agreements, understandings or arrangements relating to the Company Intellectual Property Rights to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commercially available software programs with a value of less than $1,000 under which the Company or any of its Subsidiaries is the licensee. There are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to any such contracts, agreements, understandings or arrangements.

             (c)     Know-How Necessary for the Business.

                     (i) The Company Intellectual Property rights are all those used or proposed to be used by the Company for the operation of the businesses of the Company and its Subsidiaries as they are currently conducted or currently proposed to be conducted, respectively. Either the Company, or one of its direct or indirect wholly owned subsidiaries, is the owner of all right, title, and interest in and to each of the Company Intellectual Property Rights, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party such Company Intellectual Property Rights.

                     (ii) All former and current employees of each the Company and each of its Subsidiaries have executed written agreements with one or more of the Company and its direct or indirect wholly owned subsidiaries that assign to one or more of such entities all rights to any inventions, improvements, discoveries or information relating to the business of the Company or one of its Subsidiaries. No employee of the Company or one of its Subsidiaries has entered into any contract, agreement, understanding or arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company and its direct or indirect wholly owned subsidiaries.

             (d)     Patents.

                     (i) Section 3.9(d) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all inventions, patents, patent applications and patent rights used or proposed to be used by the Company or any of its Subsidiaries (collectively, "Patents").

                     (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Time.

                     (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Company's knowledge, there is no potentially interfering patent or patent application of any third party.

                     (iv) To the Company's knowledge, no Patent is infringed or, to Company's knowledge, has been challenged or threatened in any way. To the Company's knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company or any of its Subsidiaries infringes or is alleged to infringe any patent or other proprietary right of any other person.

                     (v) All products made, used, or sold under the Patents have been marked with a proper patent notice.

             (e)     Trademarks.

                     (i) Section 3.9(e) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all trademarks, trademark rights, trade names, trade name rights and servicemarks used or proposed to be used by the Company or any of its Subsidiaries (collectively, the "Marks").

                     (ii) All applications for registration of the Marks that have been registered with the United States Patents and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and the registered Marks and pending applications are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Time.

                     (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company's knowledge, no such action is threatened with the respect to any of the Marks.

                     (iv) To the Company's knowledge, there is no potentially interfering trademark or trademark application of any third party.

                     (v) To the Company's knowledge, no Mark is infringed or has been challenged or threatened in any way. To the Company's knowledge, none of the Marks infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                     (vi) All products and materials containing a Mark bear a proper federal registration notice where permitted by law.

             (f)     Copyrights.

                     (i) Section 3.9(f) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all copyrights for works of authorship used or proposed to be used by the Company or any of its Subsidiaries and registered with the United States Copyright Office ("Copyrights").

                     (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and the Copyrights are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Time.

                     (iii) To the Company's knowledge, no Copyright is infringed or has been challenged or threatened in any way. To the Company's knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                     (iv) All works encompassed by the Copyrights have been marked with a proper copyright notice.

                     (v) To the Company's knowledge, all works subject to Copyright are original works of authorship of regular employees of the Company or independent contractors who have assigned their rights in such works to the Company and no part of any such work has been copied from any other source.

             (g)     Trade Secrets.

                     (i) Each of the Company and each of its Subsidiaries has taken reasonable and necessary precautions to protect the secrecy, confidentiality, and value of their trade secrets.

                     (ii) To the Company's knowledge, either the Company or one or more of its direct or indirect wholly owned subsidiaries has good title and an absolute (but not necessarily exclusive) right to use the trade secrets used or proposed to be used by the Company or any of its Subsidiaries ("Trade Secrets"). To the Company's knowledge, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any person (other than the Company or its Subsidiaries) or to the detriment of the Company or its Subsidiaries. To the Company's knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

             (h) Since September 30, 1996, (i) none of the Company Intellectual Property Rights has been sold, transferred, assigned or otherwise disposed of and (ii) there has been no change in the Company Intellectual Property Rights.

         SECTION 3.10 Material Contracts. Section 3.10 of the Company Disclosure Schedule sets forth a list of all agreements of the Company with any stockholder who beneficially owns 5% or more of the outstanding Shares, executive officer of the Company or director of the Company. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries.

         SECTION 3.11 Environmental Matters.

             (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and mixtures thereof; (D) radon; (E) asbestos; (F) any other contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or material containing Hazardous Substances; or (C) otherwise relating to pollution of the environment.

             (b) Except as could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is not in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company are contaminated with any Hazardous Substance; (iii) the Company is not liable for any off-site contamination; (iv) the Company is not liable under any Environmental Law; (v) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits");
(vi) the Company is in compliance with its Environmental Permits; and (vii) there are no pending, or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary relating to any Environmental Law or Hazardous Substance.

         SECTION 3.12 Employee Benefits.

             (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete summary or list of or otherwise describes all material employment contracts or other employee benefit arrangements with "change of control" or similar provisions, all severance agreements with directors or executive officers and all bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase and other employee benefit plans (other than medical and other similar welfare plans made generally available to all employees) to which the Company or any of its Subsidiaries is a party. True and complete copies of all such plans and agreements have been made available to Purchaser.

             (b) The Company has heretofore delivered or otherwise made available to Purchaser true, correct and complete copies of (i) each "employee benefit plan" as defined in

Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), it maintains or to which it contributes and any bonus, deferred compensation, severance pay, insurance, stock purchase, stock option or other fringe benefit plan, program or arrangement, whether formal or informal (the "Plans"), (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required, (iii) the most current summary plan description (and any summary of material modifications) for each Plan, (iv) the three most recent certified financial statements for each of the Plans for which such a statement is required or was prepared, (v) the Forms PBGC-1 filed in each of the three most recent plan years for each of the Plans for which such form was required to be filed, and (vi) for each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code, the most recent Internal Revenue Service determination letter issued with respect to such Plan.

             (c) The Company and each Subsidiary and ERISA Affiliate (as defined below) has performed and complied in all material respects with all of its obligations under and with respect to the Plans and each of the Plans has, at all times, in form and operation complied in all material respects with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable laws. Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the Company, nothing has occurred which reasonably could be expected to adversely affect such qualified status. For purposes of this Agreement, the term "ERISA Affiliates" as applied to any person, shall mean (a) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code of which that person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that person is a member, and (c) any member of any affiliate service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity descried in clause (a) or (b) is a member.

             (d) There are no unpaid contributions due prior to the date hereof with respect to any Plan, and with respect to each Plan that is subject to Section 412 of the Code, there has occurred no failure to meet the minimum funding standards of such Section, or failure to make a required installment under Section 412(m) of the Code by its due date.

             (e) Neither the Company, any Subsidiary nor any ERISA Affiliate has withdrawn from any Plan during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA, where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, and neither the Company, nor any Subsidiary nor any ERISA Affiliate has filed a notice of intent to terminate any such plan or adopted any amendment to treat any such plan as terminated. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Plan, and no other event or condition has occurred which might constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. No reportable event, as described in Section 4043 of ERISA (whether or not waived), has occurred with respect to any Plan, and there has been no event which could subject the Company, any Subsidiary or ERISA Affiliate to liability under
Section 4064 or 4069 of ERISA for any Plan.

             (f) With respect to each Plan that is subject to the provisions of Title I, Sub title B, Part 3 of ERISA, the actuarial present value (based on the actuarial assumptions used in the most recent actuarial valuation) of vested and nonvested "benefit liabilities," as defined in Section 4001(a)(16) of ERISA (calculated on a termination basis and taking into account all contingent and subsidized benefits) of each such Plan, determined as of the most recent valuation date for each such plan, did not exceed the fair market value of the assets of such Plan as of such date.

             (g) Except as described in Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary or ERISA Affiliate has any obligation to provide health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA, and the Company and any Subsidiary or ERISA Affiliate has complied in all material respects with the requirements of Code Section 4980B and such Part 6.

             (h) To the knowledge of the Company, neither the Company, any Subsidiary or any ERISA Affiliate, nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan which could subject the Company or any ERISA Affiliate to any material penalty or tax under
Section 502(i) of ERISA or Sections 4971 and 4975 of the Code. Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, with respect to any Plan, no action, suit or claim is pending with respect to any Plan, other than routine claims for benefits.

             (i) To the knowledge of the Company, neither the Company nor any Subsidiary or ERISA Affiliate has incurred any liability or taken any action and none of them has any knowledge of any action or event that could cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA, or (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan.

             (j) Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company nor any Subsidiary or ERISA Affiliate to severance pay, unemployment compensation or any similar payment, or (ii) result in the payment of any "excess parachute payment" to any person under Section 280G of the Code.

         SECTION 3.13 Opinion of Financial Advisor. The Company has received the opinion of PaineWebber Incorporated on the date of this Agreement to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view and the Company will promptly, after the receipt thereof, deliver a copy of such opinion to Purchaser.

         SECTION 3.14 Brokers. No broker, finder or investment banker (other than PaineWebber Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Purchaser a complete and correct copy of all agreements between the Company and PaineWebber Incorporated pursuant to which such firm would be entitled to any payment relating to the Transactions.

            SECTION 3.15 Litigation. Except as set forth in Section 3.15 of the Company Disclosure Schedule, (a) there is no action, suit, proceeding or, to the Company's knowledge, investigation pending against or affecting the Company or any of its Subsidiaries or any of their respective properties and, to the Company's knowledge, there is no action, suit, proceeding or investigation threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before any Governmental Authority and (b) neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator.

         SECTION 3.16 Labor Relations. The Company and its Subsidiaries are in material compliance with all federal, state and local laws, rules, regulations and orders respecting employment and employment practices, including, without limitation, immigration and terms and conditions of employment, wages and hours. To the Company's knowledge, there are no pending investigations involving the Company or any of its Subsidiaries by any Governmental Authority for the enforcement of such federal, state or local laws, rules regulations and orders. There is no unfair labor practice charge or complaint pending, or, to the Company's knowledge, threatened or contemplated, against the Company or any of its Subsidiaries before any Governmental Authority or any strike, picketing, boycott, dispute, slowdown or stoppage pending, or, to the Company's knowledge, threatened or contemplated, against or involving the Company or any of its Subsidiaries. There are no existing collective bargaining agreements with the Company or any of its Subsidiaries. No representation question exists respecting the employees of the Company or any of its Subsidiaries and no collective bargaining agreement or modification thereof is currently being negotiated by or on behalf of the Company or any of its Subsidiaries. No grievance or arbitration proceeding is pending, or, to the Company's knowledge, threatened or contemplated, under any expired collective bargaining agreements of the Company or its Subsidiaries. No labor dispute with the employees of the Company or any of its Subsidiaries is pending, or, to the Company's knowledge, threatened or contemplated.

         SECTION 3.17 Application of California Statute. The Company is not a foreign corporation subject to Section 2115 of the California General Corporation Law.

         SECTION 3.18 Tax Returns and Audits. Each of the Company and its Subsidiaries has duly filed all federal income tax returns to be filed by it and has duly filed all other federal, state, local and foreign tax returns and reports required to be filed by it and has duly paid or made adequate provision on its books in accordance with generally accepted accounting principles for the payment of all taxes which have been incurred or are due and payable. Except as set forth in Section 3.18 of the Company Disclosure Schedule (a) there are no pending audits, examinations or proposed audits or examinations of any tax returns filed by the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries have given or been requested to give waivers or extensions of any statute of limitations relating to the payment of taxes for which the Company or any of its Subsidiaries may be liable. As of the date of this Agreement, the consolidated federal income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (or the appropriate statute of limitations has expired) for all fiscal years through and including September 30, 1992. All deficiencies asserted or proposed as a result of any examinations or audits of any tax returns have been paid or adequately provided for on the books of the Company or one of its Subsidiaries in accordance with generally accepted accounting principles. Except as set forth in
Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation, payment or sharing of taxes among the Company, its Subsidiaries or any third parties, (ii) has any net operating loss carryovers, net capital loss carryovers or any other items the use of which, by deduction or credit or otherwise, would or may be limited by Section 382 of the Code (except as a result of the transactions contemplated hereby), (iii) has filed any consent to the application of Section 341(f) of the Code with respect to any of its property,
(iv) has an application pending with respect to any tax requesting permission for a change in accounting method, (v) is required to make any adjustments to income pursuant to Section 481 of the Code or (vi) owns or leases any real property or otherwise holds any interest in real property that would or may subject the parties hereto or the Surviving Corporation to a transfer or gains tax as a result of the Merger (unless Purchaser elects to merge the Company into Merger Sub and except for transactions after the Merger).

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

         Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company that:

         SECTION 4.1 Organization and Qualification; Subsidiaries. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger or the other Transactions or otherwise prevent Purchaser or Merger Sub from performing their material obligations under this Agreement or, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, and in good standing in each jurisdiction where the character of the properties owned, lease or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent Purchaser or Merger Sub from performing their material obligations under this Agreement and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The term "Purchaser Material Adverse Effect" means any circumstance, change in or effect on Purchaser or any of its Subsidiaries that is materially adverse to the business, operations, properties, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole.

         SECTION 4.2 Certificate of Incorporation and By-Laws. Purchaser heretofore has made available to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws of each of Purchaser and Merger Sub. The Certificate of Incorporation and ByLaws of each of Purchaser and Merger Sub are in full force and effect. Neither Purchaser nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         SECTION 4.3 Authority Relative to this Agreement.

             (a) Each of Purchaser and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Purchaser and Merger Sub and the consummation by each of Purchaser and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligations of each Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms.

             (b) The Board of Directors of Purchaser has, on June 18, 1997, approved and adopted this Agreement and the Transactions and Purchaser has approved this Agreement and the Transactions as the sole stockholder of Merger Sub.

         SECTION 4.4 No Conflict; Required Filings and Consents.

             (a) The execution and delivery of this Agreement by each of Purchaser and Merger Sub does not, and the performance of this Agreement by each of Purchaser and Merger Sub and the consummation of the Transactions will not,
(i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Purchaser or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection 4.4(b) have been obtained and all filings and obligations described in subsection 4.4(b) have been made or complied with, conflict with or violate any Law applicable to Purchaser or by which any asset of Purchaser is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under or result in the creation of a lien, claim, security interest or other charge or Encumbrance on any asset of Purchaser pursuant to, any contract or other instrument or obligation to which Purchaser or Merger Sub is a party or by which any asset of Purchaser or Merger Sub is bound or affected, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

             (b) The execution and delivery of this Agreement by each of Purchaser and Merger Sub does not, and the performance of this Agreement by each of Purchaser and Merger Sub and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NYSE and state takeover laws, the pre-merger notification requirements of the HSR Act, any pre-merger notification filing with the German Federal Cartel Office and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notification would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent either Purchaser or Merger Sub from performing their respective obligations under this Agreement or consummating any of the Transactions, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

         SECTION 4.5 Brokers. No broker, finder or investment banker (other than Deutsche Morgan Grenfell) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

         SECTION 4.6 Financing. Purchaser shall provide or cause to be provided to Merger Sub the funds necessary to satisfy all of Purchaser's and Merger Sub's obligations under this Agreement to consummate the Offer and the Merger in accordance with their respective terms and the terms of this Agreement, each as may be amended from time to time.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, except to the extent that Purchaser shall otherwise consent (including by virtue of action by the Board of Directors of the Company approved by all of Purchaser's or Merger Sub's designees, as applicable, at such time as they shall constitute a majority of such Board), the Company shall, and shall cause its Subsidiaries to, except as expressly permitted by this Agreement, conduct their respective businesses in, and shall not take any action except in, the ordinary course of business in a manner consistent with past practice; and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current business relationships of the Company and its Subsidiaries, including, without limitation, with customers, licensors, suppliers, distributors and others with which the Company or any Subsidiary has business relations. Without limiting the generality of the foregoing, and except as expressly permitted or specifically contemplated by this Agreement, the Company shall not, and shall not permit any Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Purchaser (except as otherwise expressly permitted by this Agreement):

             (a) (i) declare, set aside or pay any dividends on or other distributions in respect of any of its capital stock (other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock;

             (b) issue, deliver, sell, pledge, dispose or encumber, or authorize or propose the issuance, delivery, sale, pledge, disposal or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options granted under the Company Stock Option Plans outstanding on the date of this Agreement and in accordance with the current terms of such options, (ii) issuances by a Subsidiary of its capital stock to the Company or a Subsidiary so long as the Company will, after such issuance, directly or indirectly own all the outstanding capital stock of the issuing Subsidiary and (iii) the grant of stock options to new hires in the ordinary course of business consistent with past practice and with the written consent of Purchaser;

             (c) amend or propose to amend its Certificate of Incorporation or By-Laws;

             (d) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

             (e) sell, lease, license, grant a security interest in, encumber or otherwise dispose of, or agree to sell, lease, grant a security interest in, encumber or otherwise dispose of, any of its material assets other than (i) sales or licenses of its products in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the Company and its Subsidiaries' respective businesses and (iii) assets related to any discontinued operations of the Company and its Subsidiaries which operations were discontinued prior to the date hereof;

             (f) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice;

             (g) (i) grant any increase in the compensation of any of its directors, officers or employees, except for increases for employees in the ordinary course of business consistent with past practices, (ii) grant, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any existing employee benefit plan, program, arrangement, agreement or contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary could incur liability under Sections 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans") as in effect on the date hereof to any director, officer or employee, (iii) enter into any new employment, severance or termination plan, program, arrangement, agreement or contract with any such director, officer or employee or (iv) except as may be required to comply with applicable law, become obligated under any Company Benefit Plan that was not in existence on the date hereof or amend any such plan in existence on the date hereof to enhance the benefits thereunder;

             (h) make any capital expenditure or expenditures which exceed $250,000 in the aggregate; or

             (i) authorize any of, or commit or agree to take any of, the actions described in paragraphs (a) through (h) of this Section 5.1.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 Meeting of the Stockholders.

             (a) The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and the Merger and such other matters as may be necessary to effectuate the Transactions (the "Meeting"), if necessary to comply with applicable law, as promptly as practicable after the expiration of the Offer. The Purchaser Companies will vote all Shares over which they exercise voting control in favor of this Agreement and the Merger.

             (b) The Board of Directors of the Company shall recommend such approval and take all lawful action to solicit such approval; provided, however, that the Board of Directors of the Company at any time prior to the time of acceptance for payment of at least a majority of Shares pursuant to the Offer may withdraw, modify or change any such recommendations to the extent that the Board of Directors of the Company (i) determines in good faith after consultation with and based upon the advice of independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable law and (ii) the Company has received in writing a Superior Proposal (as defined below), which is then pending, which the Board of Directors of the Company has determined to recommend to the stockholders of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal relating to a Competing Transaction (as hereinafter defined) made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) to be more financially favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) of the Board of Directors of the Company, is reasonably capable of being financed by such third party. The Company agrees that it shall notify Purchaser at least forty-eight hours prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification or change of its recommendation for approval of this Agreement, the Merger or the Transactions. Notwithstanding anything to the contrary contained in this Agreement, any such withdrawal, modification or change of recommendation in accordance with the provisions of this Section 6.1(b) shall not constitute a breach of this Agreement by the Company.

             (c) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

             (d) If required by applicable law, as soon as practicable after the expiration of the Offer, the Company shall file with the SEC a proxy statement (the "Proxy Statement") and form of proxy relating to the Merger, which shall comply as to form with all applicable laws. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company's stockholders at the earliest practicable date. Purchaser and Merger Sub shall cooperate in the preparation of the Proxy Statement and shall furnish the Company with all information with respect to itself, and its directors, officers, stockholders and Subsidiaries, as may be required for inclusion in the Proxy Statement. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and Subsidiaries contained in the Proxy Statement, and Purchaser agrees, as to information with respect to Purchaser, its officers, directors, stockholders and Subsidiaries contained in the Proxy Statement, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Purchaser and its counsel shall be given an opportunity to review the Proxy Statement, and all amendments or supplements thereof, prior to their being filed with the SEC and the Company shall not make any such filing without the approval of Purchaser (which shall not be unreasonably withheld). The Company will advise Purchaser, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement or comments thereon and proposed responses thereto or requests by the SEC for additional information.

         SECTION 6.2 Access to Information; Confidentiality.

             (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (as to which it will use its reasonable best efforts to obtain any necessary consents) or pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Purchaser and its officers, directors, employees, accountants, legal counsel, agents, investment bankers and other authorized representatives (collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly to Purchaser and its Representatives such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects with respect to the Company and its Subsidiaries as Purchaser may reasonably request.

             (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all their respective obligations under the Confidential Disclosure Agreement dated February 21, 1997 (the "Confidentiality Agreement"), between the Company and Purchaser.

             (c) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this agreement of any party hereto or any condition to the obligations of the parties hereto.

         SECTION 6.3 No Solicitation of Transactions.

             The Company shall immediately cease and cause to be terminated all existing discussions or negotiations relating to a Competing Transaction (as defined below), other than with respect to the Transactions, with any parties conducted heretofore. The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action, the Company shall use its best efforts to cause the Representatives of the Company and its Subsidiaries not to take any such action, the Company shall promptly notify Purchaser if any such inquiries or proposals are made regarding a Competing Transaction, and the Company shall promptly inform Purchaser as to the material details of any such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Purchaser a copy of such inquiry or proposal. The Company shall keep Purchaser informed, on a current basis, of the details of any such inquiries and the status and terms of any such proposals; provided, however, that prior to the time of acceptance for payment of at least a majority of Shares pursuant to the Offer, nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person that after the date hereof makes an unsolicited bona fide proposal regarding a Competing Transaction or agreeing to or endorsing any Competing Transaction, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by the DGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with such person or agreeing to or endorsing any Competing Transaction, the Board of Directors of the Company determines in good faith, after consultation with and based upon the advice of a financial advisor of a nationally recognized reputation, that such Competing Transaction is a Superior Proposal, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (D) prior to furnishing such information to such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (E) such information to be so furnished has been previously delivered to Purchaser; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

             For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any of its Subsidiaries (other than the entering into or consummation of the Transactions): (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantial assets (other than assets held in inventory for resale in the ordinary course of business) of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the acquisition by any person, after the date hereof, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act), that beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of the Company, or the acquisition by any person or "group" that, as of the date hereof, beneficially owns 20% or more of the outstanding shares of capital stock of the Company (other than any passive institutional investor) of beneficial ownership or the right to acquire beneficial ownership of any additional shares of capital stock of the Company;
(f) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock; (g) the repurchase by the Company or any of its Subsidiaries of shares of Company Common Stock; or (h) any agreement to, or public announcement by the Company or any other person, entity or group of a proposal, plan or intention to, do any of the foregoing.

         SECTION 6.4 Indemnification.

             (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the same provisions with respect to indemnification, advancement and director exculpation set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or ByLaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless such modification is required by Law.

             Purchaser will not permit the provisions with respect to indemnification, advancement or director exculpation set forth in the Certificate of Incorporation and By-Laws of any of the Company's Subsidiaries on the date of this Agreement to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under any such Certificate of Incorporation or By-Laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless such modification is required by Law.

             (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with approval of Purchaser and the Surviving Corporation), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advance of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

             (c) Any Indemnified Party wishing to claim indemnification under this Section 6.4, upon learning of any such Claim, shall notify Purchaser and the Surviving Corporation (although the failure so to notify Purchaser and the Surviving Corporation shall not relieve the Surviving Corporation from any liability that it may have under this Section 6.4, except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. Purchaser and the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation, including its affiliates, shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser and the Surviving Corporation elect not to assume such defense or there is a conflict of interest between, or different defenses exist for Purchaser and the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them (and reasonably satisfactory to Purchaser) and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) the Surviving Corporation, including its affiliates, shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties except to the extent that local counsel, in addition to such parties' regular counsel, is necessary or desirable in order to effectively defend against such action or proceeding, (ii) Purchaser, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation, including its affiliates, shall not be liable for any settlement effected without Purchaser's prior written consent, which consent will not be unreasonably withheld or delayed, and provided, further, however, that the Surviving Corporation, including its affiliates, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. No Indemnified Party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to such Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

             (d) Purchaser shall cause to be maintained in effect for not less than six years after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance that is substantially equivalent in coverage to the Company's current insurance, with an amount of coverage of not less than the amount of coverage maintained by the Company as of the date of this Agreement with respect to matters occurring prior to the Effective Time; provided, however, that Purchaser shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement (which the Company represents and warrants to have been $250,000 plus applicable taxes), but in such case shall purchase as much coverage as possible for such amount.

             (e) This Section 6.4 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Purchaser and Merger Sub and the Surviving Corporation and their respective successors and assigns.

         SECTION 6.5 Obligations of Merger Sub. Purchaser shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

         SECTION 6.6 Further Action; Consents; Filings.

             (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions,
(ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other Transactions, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other Transactions required under (A) the Exchange Act, the Securities Act and any other applicable federal or state securities laws, (B) the HSR Act and any pre-merger notification filing with the German Federal Cartel Office and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

             (b) The Company and Purchaser each agree to use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (an "Order"), that is in effect and that restricts, prevents or prohibits the consummation of any of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

             (c) Each of Purchaser, Merger Sub and the Company shall not, and shall not permit any of its respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of its respective representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such respective representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 6.1(b) or
Section 6.3, any of the conditions to the Merger set forth in Article VII not being satisfied.

             (d) Each of the Company and Purchaser shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 6.7 Public Announcements. Without the prior written consent of the other party, neither party will issue any press release or otherwise make any public statements with respect to this Agreement or any Transaction except
(a) to such party's directors, employees, agents, advisors and affiliates, in each case on a confidential and need-to-know basis, or (b) as is required, in the opinion of its outside counsel, by applicable Law (including, without limitation, Federal securities laws) or pursuant to applicable requirements of any listing agreement with or the rules of the NYSE or the NASDAQ/NMS, as applicable, provided that if any party hereto proposes to make any disclosure based upon the opinion of its counsel such party will advise and consult with the other party reasonably prior to such disclosure concerning the information such party proposes to disclose.

         SECTION 6.8 Company SEC Reports.

             (a) The Company shall timely file all required SEC Reports, each of which (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act applicable to such SEC Reports and (ii) shall not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports filed after the date of this Agreement and prior to the Effective Time shall be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each shall present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

         SECTION 6.9 Notification of Certain Matters. The Company shall give prompt notice to Purchaser of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the business, operations, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party or is subject or (b) any material adverse change in its business, operations, properties, financial condition or results of operations or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

         SECTION 6.10 Accountants. The Company shall cause KPMG Peat Marwick LLP, the Company's independent auditors, to deliver to Purchaser and Merger Sub on or prior to the Effective Date a letter (the "Accountant's Letter"), dated the Effective Time, in form and substance reasonably satisfactory to the Purchaser to the effect that they have performed certain agreed upon procedures and that based upon such procedures, nothing has come to their attention which would cause them to believe that any financial statements contained in any Company SEC Reports filed by the Company with respect to the periods ending on or after September 30, 1996 do not comply in all material respects with all applicable accounting requirements of the Exchange Act or that such financial statements are not fairly presented in all material respects in conformity with generally accepted accounting principles.

         SECTION 6.11 Directors.

             (a) Promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Purchaser or Merger Sub, as applicable, pursuant to the Offer, Purchaser from time to time shall be entitled to designate such number of directors (rounded up to the next whole number) on the Board of Directors of the Company as will give Purchaser or Merger Sub, as applicable, subject to compliance with Section 14(f) of the Exchange Act, that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section) equal to the percentage of then outstanding Shares owned by Purchaser or Merger Sub (provided that such percentage of the total number of directors shall not be less than a majority of the Board of Directors of the Company), and the Company shall, at such time, cause Purchaser's or Merger Sub's designees, as applicable, to be so elected by its existing Board of Directors; provided, however, that in the event that such designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are neither officers of the Company nor affiliates of Purchaser or Merger Sub (the "Independent Directors"); and provided further that if the number of Independent Directors shall be reduced below two for any reasons whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or officers or affiliates of Purchaser or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

             (b) Subject to applicable law, the Company shall take all actions requested by Purchaser necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder by the SEC, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (as defined below). In connection with the foregoing, the Company will promptly, at the option of Purchaser, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's or Merger Sub's designees, as applicable, to be elected or appointed to, and to constitute (rounded up to the next whole number) that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section) equal to the percentage of then outstanding Shares owned by Purchaser or Merger Sub (provided that such percentage of the total number of directors shall not be less than a majority of the Board of Directors of the Company).

             (c) Following the election of Purchaser's or Merger Sub's designees, as applicable, pursuant to this Section 6.11, prior to the Effective Time, any amendment or termination of this Agreement or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the Independent Directors.

         SECTION 6.12 Employees. (a) Following the Effective Time, the Surviving Corporation shall honor in accordance with their terms all Plans and all accrued benefits vested thereunder. Purchaser agrees to provide, after the Effective Time, or cause the Surviving Corporation to provide employees of the Company and its Subsidiaries retained and who continue to be employed by Purchaser with employee benefits (other than stock options) in the aggregate substantially no less favorable than those benefits provided to Purchaser's similarly situated employees for a period ending on the first anniversary of the Effective Time.

             (b) Each of Purchaser and the Company shall use reasonable efforts to cause the execution and delivery of mutually satisfactory retention and non-competition agreements between Purchaser, the Company and the management employees of the Company set forth on Exhibit B hereto in addition to those agreements entered into on the date hereof.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

             (a) Company Stockholder Approval. If required by the DGCL, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL, the Company's Certificate of Incorporation and its By-Laws.

             (b) HSR; German Federal Cartel Office. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and any required approvals in connection with any pre-merger notification filing with the German Federal Cartel Office shall have been obtained and shall have remained in full force and effect.

             (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or Order that is then in effect and has the effect of prohibiting the consummation of the Merger.

             (d) The Offer. The Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

         SECTION 7.2 Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction by Purchaser and Merger Sub of the following further conditions:

             (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (i) was when made as of the date of this Agreement true and correct, and was as of the expiration of the Offer true and correct as if made on and as of the expiration of the Offer, and (ii) in the case of the representations and warranties contained in Section 3.9, are true and correct as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and in each case except where failure to be so true and correct would not have a Company Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or as to the performance by the Company of its obligations under this Agreement, which in each such case shall be true and correct as written).

             (b) Compliance. The Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Purchaser shall have received a certificate of the Chairman, President or Chief Financial Officer of the Company to that effect.

             (c) Accountants. Purchaser and Merger Sub shall have received the Accountant's Letter from KPMG Peat Marwick LLP, the Company's independent auditors.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions as follows:

             (a) by mutual written consent duly authorized by the Boards of Directors of each of Purchaser and the Company;

             (b) by either Purchaser or the Company, if either (i) the Effective Time shall not have occurred on or before November 15, 1997; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.6(b) or (iii) Merger Sub or Purchaser shall have terminated the Offer in accordance with its terms and conditions without purchasing any Shares pursuant thereto.

             (c) by Purchaser, if the Board of Directors of the Company (i) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Purchaser or Merger Sub, (ii) shall have recommended to the stockholders of the Company any Competing Transaction or
(iii) shall have resolved to do any of the foregoing;

             (d) by Purchaser, if there has been a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any of the conditions set forth in Section 7.2(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than thirty days after Purchaser's notification of the Company of the occurrence of such Terminating Company Breach), Purchaser may not terminate this Agreement under this Section 8.1(d);

             (e) by the Company, if there has been a breach of any material representation, warranty, covenant or agreement on the part of Purchaser and Merger Sub set forth in this Agreement, or if any representation or warranty of Purchaser and Merger Sub shall have become untrue in any material respect ("Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is curable by Purchaser and Merger Sub through the exercise of its reasonable best efforts and for so long as Purchaser and Merger Sub continue to exercise such reasonable best efforts (but in no event longer than thirty days after the Company's notification of Purchaser of the occurrence of such Terminating Purchaser Breach), the Company may not terminate this Agreement under this Section 8.1(e); or

             (f) by the Company, if, prior to such time as Purchaser's designees constitute a majority of the members of the Board of Directors of the Company, the Board of Directors of the Company shall have recommended to the stockholders of the Company any Superior Proposal, which is then pending, or resolved to do so; provided that any termination of this Agreement by the Company pursuant to this Section 8.1(f) shall not be effective until the close of business on the second full business day after notice of such termination to Purchaser; or

             (g) by the Company, if Purchaser or Merger Sub or another Purchaser Company shall have failed to commence the Offer within the time required in Section 9.1.

         SECTION 8.2 Effect of Termination. Except as provided in Section 6.2(b), Section 8.5 and Section 10.1, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability, except as a result of any prior breach thereof, under this Agreement on the part of Purchaser, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations, except as a result of any prior breach thereof, of each party hereto shall cease.

         SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger without the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.5 Expenses.

             (a) Except as otherwise set forth in this Section 8.5, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters relating to the closing of the Transactions, it being understood that the Company shall not pay or be liable for any of the separate Expenses of its affiliates in connection herewith (including, without limitation, the Stockholders party to the Stockholder Agreements but excluding reasonable expenses for services provided by the Company's principal outside counsel to management ancillary to the services provided by such counsel to the Company in connection with the Transactions, which Expenses may be paid by the Company).

             (b) The Company agrees that, if (i) Purchaser shall terminate this Agreement pursuant to Section 8.1(c) or (d); (ii) the Company shall terminate this Agreement pursuant to Section 8.1(f); (iii) the Purchaser shall terminate the Offer because the Minimum Condition (as defined in Exhibit A hereof) is not satisfied and at or prior to such time the Company has received one or more proposals for a Competing Transaction which at the time of such occurrence has not been absolutely and unconditionally withdrawn or abandoned or
(iv) within six months after the date of termination (other than a termination solely pursuant to Section 8.1(a), (e) or (g) of this Agreement at which time this Agreement is not terminable pursuant to any other provision of Section 8.1) a Competing Transaction is entered into by the Company, then promptly after such termination (or, with respect to item (iv), upon the entering into of such Competing Transaction) by Purchaser or the Company, the Company shall pay to Purchaser an amount equal to $7,500,000 (the "Break-up Fee") and shall reimburse Purchaser for all of its Expenses up to an amount equal to $1,500,000; provided that with respect to item (iii), the Company shall pay to Purchaser an amount equal to $2,500,000 (the "Initial Break-up Fee") plus all of Purchaser's Expenses up to an amount equal to $1,500,000 promptly following such termination and the balance of the Break-up Fee only shall be payable subject to the terms of item (iv) above.

             (c) Any payment required to be made pursuant to Section 8.5(b) shall be made to Purchaser not later than three business days after delivery to the Company of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the Purchaser in the notice of demand for payment delivered pursuant to this Section 8.5(c).

             (d) The payouts, if any, made pursuant to Section 8.5(b) shall not be deemed to be liquidated damages, and the right to the payment of such amount shall be in addition to (and not a maximum payment in respect of) any other damages or remedies at law or in equity to which Purchaser or Merger Sub may be entitled as a result of the Company's violation or breach of any term of provision of this Agreement.

                                   ARTICLE IX

                                    THE OFFER

         SECTION 9.1 Tender Offer.

             (a) As promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of the execution of this Agreement, Purchaser or Merger Sub will commence the Offer for all of the outstanding Shares at a price of not less than $15.50 per Share in cash, net to the seller, subject to the conditions set forth in Exhibit A, and, subject only to the terms and conditions of the Offer, will pay, as promptly as reasonably practicable after expiration of the Offer, for all Shares duly tendered and not withdrawn. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer other than those set forth in Exhibit A hereto or which extends the Offer (except as set forth in the following sentence). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent, of the outstanding Shares on a fully diluted basis.

             (b) The Company hereby consents to the Offer and represents that the Board of Directors of the Company has unanimously determined that the Offer is fair to the holders of the Shares and the Merger is in the best interests of the Company and the stockholders of the Company, approved the making of the Offer and resolved to recommend acceptance of the Offer by the holders of the Shares and approval of the Merger by the Company's stockholders. The Company's Board of Directors shall recommend, in accordance with the provisions of Section 6.1(b) hereof, to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the SEC as soon as practicable on the day the Offer is commenced. Purchaser agrees, as to the Offer to Purchase and related Letter of

Transmittal (which together constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Exchange Act and other applicable laws. The Company and its counsel, as to the Offer Documents, and the Purchaser and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC. Neither Purchaser nor the Company shall file any of such documents with the SEC without the approval of the other party (which shall not be unreasonably withheld).

             (c) In connection with the Offer, the Company will cause the transfer agent for the Company Common Stock to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, without limitation, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

                                    ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.1 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles I (but only to the extent that such expressly relates to actions to be taken after the Effective Time) and II (but only to the extent that such expressly relates to actions to be taken after the Effective Time) and Section 6.4 and Article X shall survive the Effective Time and those set forth in Section 6.2(b), Section 8.2, Section 8.5 and Article X shall survive termination.

         SECTION 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person, by facsimile transmission, by registered or certified mail (postage prepaid, return receipt requested) or courier service providing proof of delivery to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

            If to Purchaser or
              Merger Sub:           Gateway 2000, Inc.
                                    610 Gateway Drive
                                    North Sioux City, South Dakota 57049
                                      Attention:  William M. Elliott, Esq.
                                      Facsimile No.:  (605) 232-2612
            with a copy to:         Kaye, Scholer, Fierman, Hays & Handler, LLP
                                    1999 Avenue of the Stars, Suite 1600
                                    Los Angeles, California 90067
                                      Attention:  Barry L. Dastin, Esq.
                                      Facsimile No.: (310) 788-1200

            If to the Company:      Advanced Logic Research, Inc.
                                    9401 Jeronimo Road
                                    Irvine, California  92718
                                      Attention:  Gene Lu
                                      Facsimile No.:  (714) 581-9240

            with copies to:         Brobeck, Phleger & Harrison LLP
                                    4675 MacArthur Court, Suite 1000
                                    Newport Beach, California  92600-1846
                                      Attention: Bruce R. Hallett, Esq.
                                      Facsimile No.: (714) 752-7522

                                                   and

                                    Brobeck, Phleger & Harrison LLP
                                    Spear Street Tower
                                    One Market
                                    San Francisco, California  94105
                                      Attention: Steve L. Camahort, Esq.
                                      Facsimile No.: (415) 442-1010

         SECTION 10.3 Certain Definitions. For purposes of this Agreement, the term:

             (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

             (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or within sixty days of the date of such determination), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

             (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not authorized or obligated to be closed in the City of New York;

             (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

             (e) "knowledge" or "known" means, with respect to any matter in question, if any of the officers of the Company or Purchaser, as the case may be, has actual knowledge of such matter; and

             (f) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange
Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         SECTION 10.4 Severability. If any term or other provision of this Agreement is or is deemed invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 10.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights or interests hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.4 (the "Third Party Provisions"), nothing in this Agreement, expressed or implied, including, without limitation, the provisions of Section 6.12, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions in Section 6.4 may be enforced by any of the beneficiaries thereof.

         SECTION 10.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 10.7 Governing Law.

             (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

             (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this subsection (b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

         SECTION 10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

         SECTION 10.10 Waiver of Jury Trial. EACH OF PURCHASER, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE ACTIONS OF PURCHASER, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

         SECTION 10.11 Entire Agreement; Modification. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         SECTION 10.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         SECTION 10.13 No Waivers. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a wavier by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

         IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be executed as of the date first above written by their respective officers thereunto.


                                       GATEWAY 2000, INC.


                                       By: /s/ William M. Elliot
                                           -------------------------------------
                                           Name: William M. Elliot
                                           -------------------------------------
                                           Title: Senior Vice President
                                           -------------------------------------

                                       DEUCE ACQUISITION CORPORATION


                                        By: /s/ Stephen P. Johns
                                           -------------------------------------
                                           Name: Stephen P. Johns
                                           -------------------------------------
                                           Title: President
                                           -------------------------------------

                                       ADVANCED LOGIC RESEARCH, INC.


                                       By: /s/ Gene Lu
                                           -------------------------------------
                                           Name: Gene Lu
                                           -------------------------------------
                                           Title: CEO
                                           -------------------------------------

                                                                      SCHEDULE I



                                  STOCKHOLDERS


Name                                Number of Shares              Vested Options
----                                ----------------              --------------
Wearnes Technology                     4,780,549                         -0-
(Private) Limited

Eugene Lu                                410,000                      85,594

Chun Win Wong                             30,000                      20,000

Philip A. Harding                         25,704                      20,000

                                                                       EXHIBIT A



                             CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser or the Merger Sub, as applicable, shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) of the Exchange Act, any Shares tendered, if:

         (i) the Minimum Condition (as defined below) shall not have been satisfied,

         (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or

         (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

               (a) there shall have been instituted by any government or Governmental Authority, any action or proceeding before any Governmental Authority (including such Governmental Authority instituting or initiating such action or proceeding), (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser, Merger Sub or any other affiliate of Purchaser, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchaser or any of their respective Subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries, or to compel the Company, Purchaser or any of their respective Subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Purchaser, Merger Sub or any other affiliate of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Purchaser, Merger Sub or any other affiliate of Purchaser of any Shares; or (v) which otherwise has a Company Material Adverse Effect or which relates to the Transactions and has a Purchaser Material Adverse Effect;

               (b) there shall have been any action taken, or any Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any Subsidiary or affiliate of Purchaser or the Company or (ii) any Transaction, by any government or Governmental Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

               (c) there shall have occurred any change, condition, event or development that has a Company Material Adverse Effect;

               (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the NASDAQ/NMS (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Authority of the United States on the extension of credit by banks or other lending institutions or (iv) a commencement of a war or material armed hostilities or other national or international calamity involving the United States;

               (e) the Company or any of its Subsidiaries shall have sustained a loss or interference with its business by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which constitutes a Company Material Adverse Effect, whether or not said loss shall have been insured, which will, in the reasonable opinion of Purchaser, make it inadvisable or impractical to proceed with the Offer.

               (f) (i) it shall have been publicly disclosed or Purchaser or Merger Sub shall have otherwise learned that beneficial ownership of 20% or more of the then outstanding Shares has been acquired by any person, other than Purchaser or any of its affiliates or any other person not required to file a
Schedule 13D under the rules promulgated under the Exchange Act or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Purchaser or Merger Sub the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer or the Merger or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

               (g) the representations and warranties of the Company shall not be true and correct as of the date of this Agreement or as of the expiration of the Offer except for (i) changes specifically contemplated by this Agreement and
(ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except in where failure to be so true and correct would not have a Company Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or as to the performance by the Company of its obligations under this Agreement, which in each such case shall be true and correct as written);

               (h) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Agreement unless all such failures together in their entirety, would not, individually or in the aggregate, have a Company Material Adverse Effect;

               (i) the Agreement shall have been terminated in accordance with its terms; or

               (j) Purchaser and the Company shall have agreed that Purchaser or Merger Sub, as applicable, shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

         For purposes hereof, the term "Minimum Condition" shall mean a majority of the Shares outstanding on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all vested and unvested stock options, and conversion of convertible securities or other rights to purchase or acquire Shares) being validly tendered and not withdrawn prior to the expiration of the Offer.

         The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Agreement. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B



                                  KEY EMPLOYEES


Gene Y. Lu
David L. Kelly
Donald E. Kullgren
Visish Sangveraphunsir
Ronald J. Sipkovich
Toan Q. Luu
Benedict R. Marchak
Genevieve Ortegon
Vikram S. Sial






                                       B-1